EXHIBIT 4.28

Exclusive Technical Service Agreement

This Exclusive Technical Service Agreement (this “Agreement”) is entered into on September 20, 2013 in Shanghai of China between:

Party A:

Beijing HJX Technology Development Co., Ltd.

Domicile: Room 701-4, Building 1, No.3, Haidian Street, Haidian District, Beijing

Legal Representative: Yang Dongjie

Party B:

Shanghai HJX Digital Technology Co., Ltd.

Domicile: No.55, Lane 1135, Jiasong Zhong Road, Huaxin Town, Qingpu District, Shanghai

Legal Representative: Yang Dongjie

Either Party A or Party B will be referred to as “a Party” individually herein and collectively they will be referred to as “the Parties”.

Whereas

(1)	Party A is a limited liability company organized and validly existing as a corporate legal person under Chinese law;

(2)	Party B is a wholly foreign owned enterprise organized and validly existing as a corporate legal person under Chinese law; and is mainly engaged in technical support, information technology data processing, and technology consultancy services, etc;

(3)	Party A agrees to accept from Party B, and Party B agrees to provide to Party A technical services according to the conditions set forth herein;

Therefore, in consideration of the foregoing premises and the mutual promises set forth below, the Parties agree as follows:

1.	Technical Services

Party B agrees to provide exclusive technical services and support to Party A in accordance with the terms hereof, by using its own human resources and technical expertise. During the term of this Agreement, the scope of Party B’s technical services to Party A shall include but not limited to the following:

(1)	provide advice and assistance to Party A with respect to the recruiting, transferring and managing of Party A’s employees;

(2)	train Party A’s employees;

(3)	provide computer hardware and software;

(4)	provide technical services in connection with the well-known brand names owned by Party B;

(5)	provide business counseling for Party A; and

(6)	provide other services at Party A’s request.

2.	Technical Service Fee

(1)	Without Party B’s prior written consent, Party A shall have no right to set off the technical service fees hereof against other amounts payable to Party A by Party B hereunder.

(2)	The technical service fees hereunder shall be calculated and verified by the Parties on the basis of the actual technical services provided by Party B, and shall be the sum of the following:

a.	the fee for using and servicing the computer hardware and software, which shall be a certain percentage of Party A’s annual sales revenue;

b.	the fee for managing the technical service in connection with the brand-names, which shall be a certain percentage of Party A’s annual sales revenue;

c.	the service charges for Party B’s technician employees’ services provided during their normal business hours, which shall be based on the actual time of service spent and the specific services provided, and which, for a specific technician employee, shall be the product of his particular hourly rate multiplied by the time he actually spent;

d.	other fees, at rates agreed upon by the Parties in view of the actual circumstances; and

e.	if party A does not have any profit in a given year, Party B will not charge any service fees for the year.

(3)	The technical service fees hereunder shall be paid by Party A to Party B monthly (or quarterly / annually) in RMB. Party B may collect in advance annual service fees around mid-year or at other times agreed upon by the Parties.

(4)	Party A shall be responsible for all the tax liabilities arising from the service fees hereunder.

(5)	To guarantee the payment of the technical service fees hereunder, Party A’s shareholders will pledge to Party B all the equity interests they hold in Party A. A separate equity interest pledge agreement will be entered into among Party A’s shareholders and Party B.

3.	Obligations of Party A

(1)	To enable Party B to provide the technical services satisfactorily, Party A shall ensure that it will fully inform Party B of its business arrangements, and will provide to Party B on a regular basis information regarding its business activities.

(2)	Party A shall timely provide to Party B its financial materials and information, including but not limited to Party A’s monthly, quarterly and annual financial and accounting statements, budget arrangements and business plans;

(3)	Party A shall promptly report to Party B regarding Party A’s involvement in any pending or threatened litigation or arbitration, or regarding any pending or threatened administrative penalty made by related government authority against it; and

(4)	Party A shall provide to Party B other information at Party B’s reasonable request.

4.	Restrictive Provisions

During the term of this Agreement, without Party B’s prior written consent,

(1)	Party A shall not accept any third party’s any technical services identical or similar to those hereunder;

(2)	Party A shall not transfer, sell, lease, mortgage, pledge or otherwise dispose of its assets (including tangible and intangible assets existing or to be acquired) unless necessary for its normal business operations.

(3)	Party A shall not dissolve or liquidate itself voluntarily, or consolidate with any third party;

(4)	Party A shall not provide guarantee for the debts of any third party;

(5)	Party A shall not distribute dividends to its shareholders or pay back the investments, nor shall it acquire directly or indirectly any shares outstanding or to be issued by back purchase, reclaiming, purchase, or otherwise.

(6)	Party A shall not have any transactions with any of its affiliates, no matter whether such transactions are within the scope of its normal business operations;

(7)	Party A shall not repay any outstanding debts by advance payment, selective payment or by acquiring asset trust, nor shall it amend or permit amendment of any terms of agreements relating to its debts, or amend its articles of association or business license;

(8)	Party A shall not engage in businesses that beyond its business scope;

(9)	Party A shall not assign part or all of its operation and management rights to any party other than Party B or Party B’s designated affiliates, or

(10)	Party A shall not invest in any other entity or waive its right against any third party.

5.	Provisions of Confidentiality

(1)	Both Parties shall keep in strict confidentiality regarding the negotiation, execution and the contents of this Agreement, and shall not disclose any of the above to any third party, unless required by compulsory provisions of the relevant laws, regulations or government authorities;

(2)	Each Party shall keep in strict confidentiality any trade secret of the other Party obtained in the course of the negotiation, execution and performance of this Agreement, and shall not disclose any of the above to any third party, unless required by compulsory provisions of the relevant laws, regulations or government authorities;

(3)	The Parties’ obligation of confidentiality with respect to the above shall survive the termination of this Agreement.

6.	Effect and Term of this Agreement

(1)	This Agreement shall be concluded after the signatures or seals of the Parties are affixed to it. The Parties agree that this Agreement will become effective as of September 20, 2013.

(2)	The term of this Agreement shall be ten years starting from the effective date. Unless Party B terminates this Agreement by written notice three months before the expiration of the term, this Agreement shall automatically be renewed for a term of another ten years.

7.	Liabilities for Breach

(1)	In the event of any breach by either Party, the breaching Party shall be liable to the non-breaching Party for its breach, and shall indemnify the latter for the losses caused by such breach. The non-breaching Party may give the breaching Party reasonable opportunity to cure.

(2)	If the breaching Party fails to cure within reasonable time, the non-breaching Party shall have the right to terminate this Agreement, and seek damages from the breaching Party for all its actual losses, including but not limited to all reasonable expenses incurred by such non-breaching Party in executing and performing this Agreement (including fees and charges of agents, etc.). The damages shall not be more than the losses which, at the time of execution of this Agreement, the breaching Party foresaw or should have foreseen would result from its breach.

8.	Notice

Unless there is a written notice regarding change of address, all notices relating to this Agreement shall be addressed in accordance with the following and delivered by personal delivery, fax or registered mail. If notice is given through registered mail, the date on the confirmation slip shall be deemed the date of delivery. If notice is given by personal delivery or via fax, the date of actual receipt shall be deemed the date of delivery. In the case of delivery via fax, the original copy of the notice shall be sent to the following relevant address by personal delivery or by registered mail.

Party A:

Beijing HJX Technology Development Co., Ltd.

Address: Room 701-4, Building 1, No.3, Haidian Street, Haidian District, Beijing

Party B:

Shanghai HJX Digital Technology Co., Ltd.

Address: No.55, Lane 1135, Jiasong Zhong Road, Huaxin Town, Qingpu District, Shanghai

9.	Governing Law and Dispute Resolution

(1)	Matters regarding the effectiveness, interpretation and performance of this Agreement, and resolution of disputes arising hereunder, shall be governed by the law of the People’s Republic of China.

(2)	Disputes arising out of or in connection with this Agreement shall first be resolved through consultation between the Parties. If a dispute can not be resolved within 30 days after consultation begins, either Party may bring the dispute to the China International Economic and Trade Arbitration Commission in Beijing for arbitration under the auspices of three arbitrators designated in accordance with its rules. The arbitration award shall be final and binding upon the

10.	Miscellaneous Provisions

(1)	Without the prior written consent of the other Party, no Party shall assign any part of its rights and obligations hereunder to a third party, except that Party B may transfer rights and obligations hereunder to any of its affiliates.

(2)	The invalidity or unenforceability of any provision or part of this Agreement shall not affect the validity or enforceability of any other provision hereof.

(3)	Any successor to a Party hereto shall assume the rights and obligations of such Party as if it were a Party to this Agreement.

(4)	This Agreement is executed in two original copies, with one for each of the Parties. The Parties may execute more counterparts if necessary.

(5)	This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all oral and written understandings and agreements between the Parties with respect to the subject matter prior to the effectiveness of this Agreement. This Agreement shall not be amended without the consent of Party B’s auditing committee or other independent institution of its board of directors.

[The remainder of this page is left intentionally blank]

(This is the signature page, which does not contain any part of the text of this Agreement)

Party A

Beijing HJX Technology Development Co., Ltd.(seal)

Legal Representative: Yang Dongjie (signature)

Party B

Shanghai HJX Digital Technology Co., Ltd. (seal)

Legal Representative: Yang Dongjie (signature)